EXHIBIT 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone 650-493-9300    Facsimile 650-493-6811

February 28, 2003

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, California 94089

Re:	Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 3, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 818,522 of your Common Stock, $0.001 par value per share, (the “Shares”) as follows:

(a)    65,569 Shares which may be issued pursuant to the NurLogic Design, Inc. 1997 Stock Incentive Plan (the “1997 Plan”);

(b)    651,113 Shares which may be issued pursuant to the NurLogic Design, Inc. 2000 Stock Incentive Plan (the “2000 Plan”); and

(c)    101,840 Shares which may be issued pursuant to NurLogic Design, Inc. options granted outside of the 1997 Plan and 2000 Plan (the “Executive Options”).

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 1997 Plan, the 2000 Plan and the Executive Options.

It is our opinion that, when issued and sold in the manner described in the 1997 Plan, the 2000 Plan and the Executive Options and pursuant to the agreements that accompany each grant under the 1997 Plan, the 2000 Plan and the Executive Options, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    Wilson Sonsini Goodrich & Rosati